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                                   Exhibit 5.1




                                                              March 31, 1999



GeoTel Communications Corporation
900 Chelmsford Street
Lowell, Massachusetts  01851

         Re: Registration Statement on Form S-8 Relating to the Second Amended and Restated 1998 Non-Executive Employee Stock Option Plan
             (The "Plan")
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Dear Sir or Madam:

         Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by GeoTel Communications Corporation (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 relating to an aggregate of 1,000,000 shares of Common Stock, par value $0.01 per share, of the Company issuable pursuant to the Plan (the "Shares").

         We have examined, and are familiar with, and have relied as to factual matters solely upon, a copy of the Plan, the Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan and the terms of any agreement relating to any of the options granted thereunder, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                           Very truly yours,

                                           /s/ Testa, Hurwitz & Thibeault, LLP
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                                           TESTA, HURWITZ & THIBEAULT, LLP